Exhibit 11.1

Silicon Motion Technology Corporation

Insider Trading and Investor Communications Policy

Introduction and Purpose

This Insider Trading and Investor Communications Policy (this “Policy”) is being delivered to all employees and members (“Board Members”) of the Board of Directors (“Board”) of Silicon Motion Technology Corporation and its subsidiaries (collectively, the “Company” or “Silicon Motion”) as a notice to all of our employees and Board Members (collectively, “Company Personnel”) of their obligations and the potential liability under U.S. securities laws. The purpose of this Policy is to prohibit (i) the unauthorized disclosure of nonpublic Company information acquired in the workplace and (ii) the misuse of material nonpublic information (as set forth below) in securities trading by Company Personnel, consultants and contractors to the Company, and their immediate family (as defined below) members. It is also the policy of the Company that no Company Personnel (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until such information becomes public or is no longer material. In addition, in order to best comply with U.S. securities laws and in accordance with our current Corporate Disclosure Policy (the “Corporate Disclosure Policy”), only designated Company spokespersons are authorized to speak to investors, journalists, or market professionals, including broker-dealers, investment analysts, investment advisers, institutional investment managers and investment companies.

The Company is regularly involved in matters that are sensitive in nature and important to the Company, the Company Personnel, and the Company’s shareholders. U.S. securities laws impose certain obligations on the Company regarding the disclosure of material information to the public and certain prohibitions on trading in the Company’s securities (“Company Securities”) by any person in possession of undisclosed material information. To satisfy requirements of U.S. securities laws, the Company has established the following policies and procedures that are applicable to all of its Company Personnel, consultants and contractors to the Company, and members of their immediate family. In addition, we have adopted these policies and procedures to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company.

Definitions and Explanations

(a)

Compliance Officer. As used in this Policy, the term refers to the principal legal officer of the Company, or such other officer of the Company as the Board may designate. In the Compliance Officer’s absence, the Chief Financial Officer of the Company (the “CFO”) or other officer of the Company designated by the Compliance Officer will be responsible for administration of this Policy.

(b)

Covered Person. As used in this Policy, the term refers to (i) Board Members, (ii) senior management (as defined by the U.S. Securities and Exchange Commission (the “SEC”) in Form 20-F) of the Company, (iii) certain Company employees deemed by the Compliance Officer based on their positions at the Company, and (iv) certain other Company employees that the Company may designate from time to time as “Covered Persons” because of their position, responsibilities, or their actual or potential access to material nonpublic information. “Covered Persons” also includes the immediate family members and Controlled Entities (as defined below) of such Covered Person.

(c)

Insider. As used in this Policy, the term “Insider” includes: (i) any Company Personnel; (ii) any immediate family member of Company Personnel; and (iii) Company contractors and consultants (e.g., Company auditors, consultants, or attorneys) who may have access to material nonpublic information relating to the Company.

(d)

Immediate Family. As used in this Policy, “immediate family” refers to (i) those family members who live in your household, including a spouse, a child, a child away at college, a stepchild, a grandchild, parents, stepparents, grandparents, siblings and in-laws, and other relatives living in your household, and (ii) any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities.

(e)

Material. As used in this Policy, “material” information includes any information that would influence a reasonable investor to make an investment decision (buy, sell or hold) regarding Company Securities. Any information that could be expected to affect the price of Company Securities, positively or negatively, is considered material. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information or to trade in or recommend securities to which that information relates. Some examples of “material” information, including but not limited to, are:

•	Financial performance and projections

•	Significant proposed or pending mergers and acquisitions, investments, divestitures or sales of assets

•	Major personnel changes and changes in management

•	Labor negotiations

•	Significant strategic and technology agreements

•	Significant price changes on key products or services

•	Significant changes in operations

•	Major marketing changes

•	Positive or negative developments to the Company in outstanding significant litigations

•	Substantial contracts not in the ordinary course of business

•	Actual or threatened significant litigation or inquiry by a governmental or regulatory authority

•	New equity or debt offerings

•	Changes in dividend policies

•	Stock splits and reverse stock splits

•	Share repurchases

•	Significant product defects or modifications

•	New product or project announcements of a significant nature

•	Impending bankruptcy or financial liquidity problems

•	The gain or loss of a significant product sale

•	The gain or loss of a substantial customer or supplier

•	Any other facts which might cause the Company’s financial results to be substantially affected

(f)

Nonpublic. As used in this Policy, information is considered to be “nonpublic” unless and until it has been fully disclosed to the public and sufficient time has passed for the stock market to digest the information. To establish that the information has been disclosed to the public, it must have been disclosed in a widely disseminated manner that makes the information available to investors. Information would be considered public, for example, if it had been published in a widely available newspaper or website, or if it had been disclosed in a filing with the SEC. Information that is not public would include, for example, information available to select individuals or only to Company Personnel. Information will be considered nonpublic until the close of the market on the second trading day after the information was publicly disclosed.

PART I - INSIDER TRADING PROHIBITED

I.	General Policy

(a)

Insider Trading Prohibited. No Insider may engage in transactions in Company Securities while in possession of material nonpublic information about the Company, except as otherwise specified in this Policy under the headings “Exceptions” and “Rule 10b5-1 Plans.” This restriction also applies to material nonpublic information relating to any other company with publicly-traded securities, including our customers or suppliers, obtained in the course of employment by or association with the Company.

(b)

Tipping Prohibited. No Insider who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including immediate family members and friends, or otherwise disclose such information without Compliance Officer’s written authorization (including by email).

(c)

Trading or Tipping with Respect to Certain Other Issuers Prohibited. No Insider may trade in the securities of another company while in possession of material nonpublic information regarding such company gained through his or her work at Silicon Motion. Additionally, no Insider may trade in the securities of another company while in possession of material nonpublic information regarding Silicon Motion that could potentially affect such other company. No Insider who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including immediate family members and friends, or otherwise disclose such information without Compliance Officer’s written authorization (including by email).

II.	Transactions Subject to this Policy

This Policy applies to all transactions in Company Securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue from time to time, including (but not limited to) American Depositary Shares (“ADS”), preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities.

Gifts of Company Securities are also subject to the restrictions of this Policy. You may not gift Company Securities to others while in possession of material nonpublic information, and Covered Persons must comply with the applicable blackout and pre-clearance requirements described below before gifting Company Securities.

III.	Exceptions

This Policy does not apply to the, as applicable, following transactions (collectively, the “Exempted Transactions”), except as specifically noted:

(a)

Employee Stock Purchase Plan. Purchases of Company Securities through periodic, automatic payroll contributions to an employee stock purchase plan (an “ESPP”) established by the Company are exempt from this Policy. However, electing to enroll in an ESPP, making any changes in your elections under an ESPP, and selling any Company Security acquired under an ESPP are subject to trading restrictions under this Policy.

(b)

Stock Options. This Policy does not apply to the exercise of stock options granted under the Company’s equity incentive plans when exercised (i) for cash or (ii) through net settlement procedures in which the optionee pays for the options exercise by giving shares back to the Company sufficient to compensate the Company for the exercise price at the shares’ then current market value. In addition, this Policy does not apply to the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the exercise of stock options. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

(c)

401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to a payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to a Company Securities fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of a Company Securities fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company Securities fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to a Company stock fund.

(d)

Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan (the “DRIP”) resulting from reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the DRIP, and to your election to participate in the DRIP or increase your level of participation in the DRIP. This Policy also applies to your sale of any Company Securities purchased pursuant to the DRIP.

(e)

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of restricted stock. This Policy does apply, however, to any market sale of stock in connection with the vesting of restricted stock.

(f)

Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”). This Policy does not apply to the vesting of RSUs or PSUs, or the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of any RSU or PSU. This Policy does apply, however, to any market sale of stock in connection with the vesting of RSUs or PSUs.

IV.	Individual Responsibility.

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she, or they complies with this Policy, and that any immediate family member, household member, or Controlled Entity whose transactions are subject to this Policy, also comply with this Policy. Each individual is prohibited from disclosing to anyone inside or outside the Company any nonpublic information obtained at or through the Company, except when such disclosure is part of their regular duties and is needed to enable the Company to carry out its business properly and effectively. Any individual who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other individual, must report the violation immediately to the Compliance Officer.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer, or any other officer, employee, or Board Member pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

V.	Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

VI.	Administration of this Policy.

The Compliance Officer administers this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

VII.	Post-Termination Transactions

If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

VIII.	Additional Trading Restrictions for Covered Persons

(a)	Blackout Periods. All Covered Persons are prohibited from trading in Company Securities during blackout periods as defined below.

Quarterly Blackout Periods. All Covered Person are prohibited from trading in Company Securities during the period beginning at the close of the market seven calendar days before the end of each fiscal quarter and ending at the close of the market on the second trading day following the date the Company’s financial results are publicly disclosed (“Quarterly Blackout Period(s)”). The Company’s Administrative Department will inform all Covered Person by email when a Quarterly Blackout Period begins and ends.

Special Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as merger negotiations or significant regulatory enforcement issues) may be pending and not publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods (“Special Blackout Period(s)”) during which Covered Persons are prohibited from trading in Company Securities. If the Company imposes a Special Blackout Period, it will notify the Covered Persons affected. The existence of a special blackout period will not be announced to the Company as a whole, and should not be communicated to any other person. The imposition of a Special Blackout Period should be treated as material nonpublic information.

(b)

Trading Window. Covered Persons are permitted to trade in Company Securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning at the close of the market on the second trading day following the date the Company’s financial results are publicly disclosed and ending at the close of the market seven calendar days before the end of each fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information must not trade, unless such trades are made via an Exempted Transaction or a Rule 10b5-1 Plan (as defined below), in Company Securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout is imposed and will re-open the trading window once the Special Blackout Period has ended.

(c)

Pre-Clearance Procedures. Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such Covered Persons to refrain from trading, even during a trading window as noted above, without first pre-clearing all transactions in Company Securities. A written request (including by email) for pre-clearance should be submitted to the Compliance Officer at least two trading days in advance of the proposed transaction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and certify in writing (including by email) that he or she is not in possession of material nonpublic information concerning the Company. The requestor must not engage in the transaction unless and until the Compliance Officer provides his or her approval in writing (including by email). If approved by the Compliance Officer, clearance of a transaction is valid only for a five trading day period. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied by the Compliance Officer, then the Covered Person should refrain from initiating such transaction in Company Securities and should not inform any other person of the restriction. If the Compliance Officer is or becomes a Covered Person, the CFO will assume the role of Compliance Officer for the purpose of the pre-clearance procedures herein regarding such transactions contemplated by the Compliance Officer.

Further, pre-clearance does not, in any circumstance, relieve anyone of his or her legal obligation to refrain from trading while in possession of material nonpublic information. The requestor should also be prepared to comply (i) with Rule 144 of the Securities Act of 1933, as amended, and file Form 144, if necessary, at the time of any sale and (ii) with all applicable reporting obligations under Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if applicable.

(d)

Exceptions. Blackout periods and pre-clearance procedures do not apply to (i) the Exempted Transactions or (ii) purchases and sales of Company Securities under an approved Rule 10b5-1 Plan, as described herein. With respect to any purchase or sale under a Rule 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer within one trading day after the transaction.

For purposes of the “Pre-Clearance Procedures” section above, a purchase, sale, gift, or other acquisition or disposition will be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

IX.	Rule 10b5-1 Plans

Rule 10b5-1 (“Rule 10b5-1”) under the Exchange Act provides a defense from insider trading liability under Rule 10b-5 of the Exchange Act. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”) and must be in accordance with the Company’s “Guidelines for Rule 10b5-1 Plans” (below). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the Rule 10b5-1 Plan is aware of material nonpublic information.

Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1, this Policy and the below guidelines. Any Rule 10b5-1 Plan must be submitted for approval at least five trading days prior to the entry into the Rule 10b5-1 Plan. The Compliance Officer is under no obligation to approve the Rule 10b5-1 Plan.

Guidelines for Rule 10b5-1 Plans:

(a)	You may not enter into, modify or terminate a Rule 10b5-1 Plan during a blackout period or otherwise while you are aware of material nonpublic information.

(b)

For officers (as defined by Exchange Act Rule 16a-1(f) (“Section 16 Officers”) and Board Members, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 6-K or Form 20-F for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption or modification of the Rule 10b5-1 Plan.

(c)

For persons other than Section 16 Officers and Board Members, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.

(d)	Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time.

(e)

Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of Company Securities subject to the 10b5-1 Plan as a single transaction in any 12-month period.

(f)

You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5 of the Exchange Act. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

(g)

Section 16 Officers and Board Members must include a representation to the Company in their Rule 10b5-1 Plan at the time of adoption or modification of such plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting such plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act.

X.	Consequences of Violations

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)

Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

(b)

Company-imposed Penalties. Company Personnel who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to this Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

(c)

Expenses Related to a Breach. Neither the Company nor any of its Company Personnel will be liable for the legal or financial consequences of any approval or pre-clearance, refusal to approve or pre-clear or delay in reviewing any requests for approval or pre-clearance of any transaction, Rule 10b5-1 Plan or other request under this Policy.

XI.	Section 16 Compliance

Each Board Member and Section 16 Officer (each, a “Section 16 Reporting Person”) is personally responsible for ensuring timely and accurate compliance with all applicable reporting obligations under Section 16. While the Company may, as a matter of administrative convenience, assist Section 16 Reporting Persons with the preparation and filing of such reports, the ultimate responsibility of for compliance, including the completeness, accuracy and timeliness of each filing, rests solely with the applicable Section 16 Reporting Person. Failure to comply with Section 16 reporting obligations may result in personal liability, regulatory penalties and public disclosure of delinquent filings.

PART II - INVESTOR COMMUNICATIONS

I.	Maintaining Confidential Information

Premature or otherwise unauthorized disclosure of material information relating to the Company will adversely affect the Company’s ability to discharge effectively its disclosure obligations under U.S. securities laws. Each Company Personnel member, therefore, must maintain the confidentiality of the Company’s material nonpublic information.

Accordingly, all Company Personnel are prohibited from disclosing any nonpublic material inside information to anyone outside the Company (including family members, relatives or friends), except for: (1) disclosures, made in performing authorized Company business, to external parties covered under a properly authorized Company-approved non-disclosure agreement, and (2) disclosures to the public by authorized Company spokespersons, made on a broadly disseminated basis in compliance with the Corporate Disclosure Policy. All employees are also required to sign non-disclosure agreements with the Company contractually obligating them to abide by these prohibitions.

Prohibited disclosures of material nonpublic information include all oral and written communications, such as face-to-face oral disclosures, telephone calls, meetings, writings, e- mails, instant messenger messages or conversations, text messages, social media postings, webcasts, blogs, or other electronic communication exchanges with third parties outside of the Company, or disclosures contained in advertising, press releases, speeches, presentations, marketing literature, professional and trade articles and interviews.

Without limiting the generality of the foregoing, persons covered by this Policy are prohibited from participating and posting any information (whether or not material and whether public or nonpublic) relating to the Company and its business relations with other companies, on message boards, social media or on other similar electronic communication forums.

Company Personnel must treat all Company information with discretion and discuss confidential information only with those Company Personnel who have a right and need to know such information to perform their job responsibilities. Company Personnel may not discuss confidential information with friends, relatives and acquaintances.

II.	Designated Spokespersons

Other than the Company’s designated spokespersons, no Company Personnel are authorized to speak on behalf of the Company with respect to Company actions or rumors relating to the Company that could affect the Company’s stock. Therefore, unless Company Personnel has been expressly authorized to make such disclosure, Company Personnel members who receive any inquiry from a third party (whether a securities analyst, an investor or potential investor, a member of the media or other person) regarding the Company, must immediately refer the inquiry, without further comment, to one of the following designated Company spokespersons who will be authorized to speak to the third party: Chief Executive Officer, Chief Financial Officer, Director of Investor Relations, and other Investor Relations specialists as named in the Corporate Disclosure Policy.

COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer. The Compliance Officer is the Company’s principal legal officer, and the contact information is as follows:

Address: No. 162, Sec. 2, Fuxing 3rd Rd., Zhubei City, Hsinchu County 302052, Taiwan

Phone: +886-3552-6888

Email: compliance@siliconmotion.com

CERTIFICATION

All Company Personnel must certify their understanding of, and intent to comply with, this Policy by signing and returning to the Compliance Officer the Acknowledgment and Certification included at the end of this Policy.

ACKNOWLEDGMENT AND CERTIFICATION

I hereby certify that:

1.	I have read and understand the Insider Trading and Investor Communications Policy (the “Policy”) of Silicon Motion Technology Corporation and its subsidiaries (collectively, the “Company”).

2.	I understand that the Company’s Compliance Officer is available to answer any questions I have regarding the Policy.

3.	Since February 2, 2026, or such shorter period of time that I have been a Company Personnel member, I have complied with the Policy.

4.	I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name and position with Company:

Signature:

Date: